EMPLOYMENT AGREEMENT

This Agreement is made and entered into on this _28__ of November, 2010, by and between Inspire MD Ltd., a company organized under the laws of the State of Israel, located at, 3 Menorat Hamaor St. Tel Aviv, Israel (the “Company”) and Craig Shore, ID No. 306399296 residing at 13/5 Shimon Ben Zvi St., Givatayim,  Israel (the “Employee”).

WHEREAS,	the Company is engaged in the business of research and development, manufacturing and marketing of invasive medical devices; and

WHEREAS,
the Company desires to contract with the Employee as a VP Business Development on the terms and conditions set forth herein and the Employee desires to enter into this Agreement on such terms and conditions; and

WHEREAS,	the Employee represents that he has the requisite skills and training to render the services hereunder;

NOW, THEREFORE, in consideration of the mutual undertakings of the parties, it is hereby agreed:

1.	DUTIES AND RESPONSIBILITIES

1.1
As of 28 of November, 2010, (the “Effective Date”), the Employee shall be employed by the Company and shall perform the activities and projects assigned to him by the CEO of the Company. The Employee shall be employed on a full time job basis.

1.2	The Employee shall report directly to the CEO of the Company.

1.3
Except as specifically agreed in advance and in writing by the Company, so long as the Employee is employed by the Company, the Employee (i) shall devote his full working time and best efforts to the business and affairs of the Company and the performance of his duties hereunder; (ii) shall not engage in or be associated with, directly or indirectly, any other business which is competitive with the business of the Company namely in the field of invasive medical devices (hereinafter the “Field”); and (iii) shall not undertake or accept any other paid or unpaid employment or occupation, or use his professional skill for any purpose in the Field whether for his benefit of for the benefit of a third party.

1.4	The Employee's employment may require travel outside Israel and the Employee agrees to such travel as may be necessary in order to fulfill his duties hereunder.

1.5	The Employee's duties and responsibilities shall include but not be limited to those duties and responsibilities customarily performed by a VP Business Development.

1.6
The parties hereto confirm that this is a personal employment contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

1.7
The Company shall determine the scope of the Employee's office and authorities in the Company, and be entitled to change same in accordance with the Company's need and at its sole discretion, which such changes shall not be deem causing an adverse change in the Employee's terms of employment and the Employee shall not have any claim against the Company in this regard.

1.8
The Employees understands that the Company shall provide him with a PC and / or laptop computer and an email account as part of his employment hereunder. The Employees hereby confirm that such computers and emaol account shall be the sole property of the Company. Therefore, the Employee is hereby irrevocably (i) undertakes not to use such computers and email address for personal use; and (ii) empowers and authorizes the Company to monitor and/or save any communication made through such computers and email address. Such email monitoring shall not be considered under any circumstances as a breach of the Employee right for privacy.

2.	TERM AND TERMINATION

2.1
This Agreement and the employer-employee relationship created hereunder will remain in force until termination by either Party. Annex A hereto will remain in full force and effect after termination of this Agreement.

2.2
During the first six months of employment either party may terminate this Agreement by providing the other Party with fourteen (14) days prior written notice of termination. As of the seventh month of employment (June 2011) such written notice shall be provided thirty (30) days prior to termination.  In the event that the Company will have a major change of control in terms of the ownership of the shares in the company or its IP will have a major change of control, then such written notice shall be provided one hundred and eighty (180) days prior to termination as long as the employee worked at least 6 months for the company and as long as the termination notice is given within 6 months of the change of control.
The major change in control will not include reverse merger or any kind of financial investment.

2.3
Despite the provisions of Section 2.1 and 2.2 above, the Company shall have the right to terminate this Agreement and the employer-employee relationship hereunder at any time for Cause (as hereinafter defined), by giving the Employee written notice of termination for Cause.  In such event, this Agreement and the employer-employee relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term "Cause" shall mean (a) indictment or conviction of the Employee for committing a felony; (b) a breach of the Company’s trust, including but not limited to theft, embezzlement, self-dealing, disclosure to unauthorized persons or entities of confidential or proprietary information of, or relating to, the Company and/or the engagement by the Employee in any business competitive to the business of the Company and/or its subsidiaries, affiliates or associated companies, as relevant; (c) a material breach of any section of this agreement by the Employee. Any breach of Annex A or Section 6 of this Agreement which shall be deemed a material breach; or (d) any reason which under Israeli law allows an employer to fire an employee without severance payment.

2.4
Subject to any provision under clause 2 which is more favorable to the employee over and above any right prescribed by law, each party shall assume all rights and obligations under the Law for Advance Notice on Dismissal and Resignation 5752-2001 (hereinafter “the Advance Notice Law”).

2.5
During the notice period under the Advance Notice Law and Section 2.2, the Employee, if so required by the Company, shall continue to perform his duties, cooperate with the Company and use his best efforts to assist in the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities.

2.6
In case of advance notice of dismissal or resignation and the Employee is not required by the Company to continue to perform his duties during the advance notice days, in whole or in part, the obligation of the Company to pay the Employee for such days shall cease as of the time the Employee is either employed or engaged elsewhere in any manner which is not permitted under his Employment Agreement while he is still employed by the Company.

2.7
The Parties hereby agree that in the event the Employee shall be entitled to receive a notice from the Company, as specified above in Section 2.2 above, the Company, in its sole discretion, shall be entitled to pay the Employee a payment equal to the Basic Salary, social benefits and use of the Company’s car during the notice period or the remaining period thereof, in lieu of maintaining the Employee’s employment during the notice period. In said event the employment relationship between the Parties shall terminate immediately upon such payment.

3.	BASIC SALARY AND BENEFITS

3.1	Basic Salary

3.1.1	The Company shall pay the Employee a gross monthly salary of NIS 30,000 (the “Basic Salary”).

3.1.2
Upon completion of the reverse merger of the Company, the Employee’s basic salary will be increased to NIS 35,000. All social benefits to which the Employee shall be entitled until such salary raise shall be calculated from a salary of NIS30,000.

3.1.2	The Basic Salary shall be updated according to the increases determined by applicable law (Tosefot Yoker or similar provisions).

3.1.3	The Basic Salary for each month shall be payable within ten (10) calendar days of the first day of the following calendar month.

3.1.4
As the Employee is employed hereunder in a senior managerial position involving also a fiduciary relationship between the Employee and the Company, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Employee or to his employment with the Company, and the Employee shall not be entitled to any compensation in respect of such law.  The Employee acknowledges that the compensation set for him hereunder includes compensation that would otherwise be due to the Employee pursuant to such law.

3.1.5
Subject to Sections 3.2 to 3.4 below, the Basic Salary shall be comprehensive and all-inclusive in that it shall be deemed to embody the Employee's entire compensation for his employment and work including those social benefits which can be embodied under law in the salary, except where it is otherwise specifically set forth in this Agreement.

3.2	Manager’s Insurance

3.2.1
The Company shall effect a Manager’s Insurance Policy (the “Policy”) for the Employee through an insurance company chosen by the Employee, and shall pay a sum equal up to 15.83% of the Employee’s Basic Salary towards such Policy, of which 8.33% shall be on account of severance pay and 5% on account of pension fund payments and up to a further 2.5% of the Employee’s Basic Salary on account of disability pension payments.  The Company shall deduct 5% from the Employee’s Basic Salary to be paid on behalf of the Employee towards such Policy.

It is further agreed by the Parties that during his employment period with the Company, the Company shall be the sole owner of the Policy. Other than in the case where the Employer-Employee relationship was terminated under circumstances of Cause, in the event of a termination of this Agreement the Company shall transfer the title in the Policy to the Employee.

3.2.2
The amounts which the Employee is entitled to receive from the Manager’s Insurance Policy accruing from disbursements paid by the Company towards the said policy on account of severance pay portion, shall be credited against any obligation the Company may have to pay severance pay under the law.

3.3	Recuperation Pay (Dmei Ha'vraa)

The Employee shall be entitled to Recuperation Pay for a certain number of days, as provided by law.

3.4	Vacation

The Employee shall be entitled 20 Business Days (as defined below) vacation for each calendar year of work or as prescribed by the Annual Leave Law, 5711 – 1951, whichever is more beneficial to the Employee. The Employee shall not be entitled to payment in lieu of any unused vacation days save for in the event of termination of his employment

The dates of the Employee’s vacation shall be coordinated with his/ immediate supervisor.

For purposes of this Section 3.4, a Business Day shall mean any Sunday through Thursday during which the Company is open for business.

3.5	Sick Leave

The Employee shall be entitled to paid sick leave as provided by law.

3.6	Company Car

3.6.1
During his employment with the Company the Employee shall be entitled to a Company’s car (whether owned or rented) of a type and size as shall be determined solely by the Company (hereinafter the “Company’s Car”).  The Employee will use the Company’s Car for carrying out his duties and for the Employee’s private and family (of first degree) use, subject to the applicable insurance policy. The Company shall bear the Company's maintenance and usage expenses up to 25,000 kilometers per year. The Employee shall pay NIS 0.35 for each and every kilometer exceeding 25,000 kilometers per year.  The make, model and year of the car shall be agreed upon between the Company and the employee.

3.6.2
The Employee shall be liable for all traffic tickets and fines (unless it can be shown that the violation was committed by another Company employee), and hereby irrevocably agrees that in the event that the Company shall pay such tickets or fines, the Company shall be entitled to deduct any such payment from the Employee’s Basic Salary or other benefit under this Agreement.

3.6.3	Any tax liability that shall be incurred and/or imposed with respect to the Company’s Car benefit shall be solely borne by the Employee.

3.6.4	The Employee shall be responsible for the full compliance on his and his family’s part regarding the car policy provisions and the car lease contract which relates to the use of the car.

3.7	Cellular Telephone

The Company shall provide the Employee with use of a cellular telephone during the course of his employment, and shall bear all reasonable expenses relating thereto. Any tax liability that shall be incurred and/or imposed with respect to the cellular telephone benefit shall be solely borne by the Employee.

3.8	Employee Stock Options

Subject to the approval of the Company's Board of Directors ("BOD"), the Employee shall be granted stock options of the Company according and subject to the Employee Stock Option Plan and the customary Option Award Agreement to be entered between the parties.  The amount of granted stock options will be 45.000 subject to the Company's BOD approval. In the event of termination of the employee’s contract as a consequence of a change of control in the ownership of the shares or the IP and if the employee was terminated within the first one year after such change of control then all outstanding options out of the pool of 45,000 options that were given and not fully vested at that time will immediately become vested (the "Acceleration"). The Employee's right for Acceleration shall apply only if the Employee shall be working at least 6 months at the closing date of the change of control event.

The term "change of control" will not include any kind of change in the Company's BOD composition or share capital as a result of (i) financial investment(s) in the Company's share capital; or (ii) a reverse merger with or into a third party, the main purpose of which is to raise financing to the Company.

3.9	Taxes

Any taxes imposed on the benefits granted to the Employee hereunder shall be borne by the Employee and shall be deducted from his salary.

4.	PROPRIETARY INFORMATION AND WORK PRODUCT

4.1
The Employee agrees that the terms of his employment in regard to confidentiality, development rights and non-competition shall be as set forth in the Confidentiality, Development Rights and Non-Competition Undertaking, attached hereto as Annex A.

4.2
It is understood by the parties hereto that the Confidentiality, Development Rights and Non-Competition Undertaking shall be valid as of the date hereof and shall survive the termination of the Agreement (the “Employment Term”).

5.	WARRANTIES

5.1
The Employee represents and warrants that on the date hereof he is free to provide services to the company upon the terms contained in this Agreement and that there are no employment contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder.

5.2
The Employee represents and warrants that he will not use, during the course of his employment with the Company, any trade secrets or proprietary information which is the property of his previous employer(s), in such a manner that may breach any confidentiality or other obligation the Employee may have to such former employer(s).

6.	GENERAL PROVISIONS

6.1	This Agreement shall not be amended, modified or varied by any oral agreement or representation, except by written instrument executed by both parties or their duly authorized representatives.

6.2
No failure or delay of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either party of any of the terms or conditions hereof.

6.3
If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and, if any such term or provision shall be held by any competent court to be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

6.4	The terms and conditions of this Agreement supersede those of all previous agreements and arrangements, either written or oral, relating to the subject thereof.

6.5
This Agreement is personal to the Employee, and the Employee shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company's prior written consent.

6.6	This Agreement shall inure to the benefit of the Company's successors and assigns.

6.7
Each notice and/or demand given by a party pursuant to this Agreement shall be in writing and sent by registered mail to the other party at the address appearing in the caption of this Agreement, and such notice and/or demand shall be deemed given at the expiration of seven (7) days from the date of mailing by registered mail or immediately if delivered by hand.  Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

6.8	It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement.

6.9	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10	The recitals, schedules, annexes and exhibits hereto are an integral part hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written:

___________________________________	___________________________________
Inspire MD Ltd.	The Employee
By: __________________________
Title: _________________________

ANNEX A

CONFIDENTIALITY, DEVELEPMENT RIGHTS AND NON-COMPETITION UNDERTAKING (the “Undertaking”)

To:
Inspire MD Ltd. (the “Company”)

Further to my employment agreement with the Company dated of even date (the “Agreement”), I, the undersigned Craig Shore, do hereby declare and undertake towards the Company as an integral part of my Agreement, the following:

All undefined capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

1.	Confidentiality

I acknowledge that in the course of the Employment Term, I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to non-public information relating to the Company, its business, operations and activities, including without limitation any commercial, financial, business or technical information, inventions, developments, processes, specifications, technology, know-how and trade secrets, information regarding marketing, operations, financial, operations, plans, activities, customers, suppliers, business partners, etc. (“Confidential Information”), and hereby undertake: (a) to maintain the Confidential Information in strict confidence at all times and not to communicate, publish, reveal, describe, allow access to, divulge or otherwise disclose, expose or make available the Confidential Information in whole or in part, to any person or entity, all whether directly or indirectly, and whether in writing or otherwise; and (b) not to use the Confidential Information for any purpose other than for the performance of the Consulting Services. I recognize that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Confidential Information hereunder, mutatis mutandis.

Upon the earlier of the Company’s request or the termination of the Agreement for whatever reason, I shall return to the Company any and all documents and other tangible materials containing Confidential Information, and shall erase or destroy any computer or data files in my possession containing such Confidential Information, such that no copies or samples of Confidential Information shall remain with me.

All Confidential Information made available to, received by, or generated by me shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby.  All files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, and other data of any kind relating to the business of the Company, whether prepared by the undersigned or otherwise coming or having come into my possession, and whether or not marked or classified as Confidential Information, shall remain the exclusive property of the Company.

2.	Development Rights:

I acknowledge that all inventions, developments, improvements, mask works, trade secrets, modifications, discoveries, concepts, ideas, techniques, methods, know-how, designs, and proprietary information, whether or not patentable or otherwise protectable, and all intellectual property rights associated therewith, which are or have been invented, made, developed, discovered, conceived or created, in whole or in part, by me, independently, or jointly with others, (i) related to the Field or the Company’s Business or related to the Company’s research and development which are invented, made, developed, discovered or conceived during the Employment Term and 12 (twelve) months thereafter; (ii) within the framework of my employment, or as a result of my employment with the Company; or (iii) with the use of any Company’s equipment, supplies, facilities, or proprietary information; shall be the sole and exclusive property of the Company (all of the above: the “IP Rights”).  I shall have no rights, claims or interest whatsoever in or with respect to the IP Rights.  I hereby irrevocably and unconditionally assign to the Company any and all rights and interests in the IP Rights.

I undertake to take all necessary measures and to fully cooperate with the Company, during and after the Employment Term, in order to perfect, enforce, and/or defend the IP Rights, as described above, and effectuate the Company’s title and interest therein, including without limitation as follows: (i) to promptly disclose to the Company any and all IP Rights; (ii) to keep accurate records relating to the conception and reduction to practice of all IP Rights, which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation; and (iii) to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data, all such information, documentation, and assistance to be provided at no additional expense to the Company, except for out-of-pocket expenses incurred by me at the Company’s with the Company’s prior written consent.  For the removal of any doubt, I shall not be entitled to any additional compensation for fulfilling my duties hereunder.

3.	Non-Competition

I undertake that, absent the prior written consent of the Company, for the Employment Term and for a period of 6 (six) months thereafter, I will not be involved, whether directly or indirectly, in any way, in any activity which operates in the Field of the Company.

I undertake that, absent the prior written consent of the Company, for the Employment Term and for a period of 18 (eighteen) months thereafter, I will not be involved, whether directly or indirectly, in any way, in any activity which is competitive with the Company or the Company’s Operations.

For purposes of this Section 3, the “Company’s Operations” shall mean the Company’s Business and/or any other field approved by the Board of Directors of the Company during the Employment Term which the Company, during the Employment Term, engages in, enters into, or takes active steps towards entering into (all including research and development activity).  I expressly acknowledge that the business objectives and targeted operating market of the Company are world-wide, and consequently the obligations prescribed in this Section 3 shall apply on a world-wide basis.  For the purpose of this Section 3, “directly or indirectly” includes doing business as an owner, an independent contractor, shareholder, director, partner, manager, agent, employee or consultant, but does not include holding up to 3% of the free market shares of any publicly traded companies.

I further undertake that for a period of 18 (eighteen) months after the Employment Term, I will not employ, offer to employ or otherwise engage or solicit for employment any person who is or was, during the 12 (twelve) month period prior to the end of the Employment Term, an employee or exclusive consultant, exclusive supplier or exclusive contractor of the Company, and shall not conduct, whether directly or indirectly, any activity which intervenes in the relationship between the Company and any of its employees, contractors, suppliers or consultants.

I hereby acknowledge that the provisions of this Section 3 are reasonable and necessary to legitimately protect the Company’s Confidential Information, IP Rights and property (including intellectual property and goodwill) to which I, in my position in the Company, have been and will continue to be exposed, and that my compensation under the Agreement incorporates special consideration with respect for this non-competition undertaking.

4.	General

4.1	For the purpose of this Undertaking, the term “Company” shall include the Company and any subsidiaries or parent or related companies thereof.

4.2
The undersigned understands and agrees that monetary damages would not constitute a sufficient remedy for any breach or default of the obligations contained in this Undertaking, and that the Company shall be entitled, without derogating from any other remedies, to seek injunctive or other equitable relief to remedy or forestall any such breach or default or threatened breach.

4.3
No failure or delay by the Company in exercising any remedy, right, power or privilege hereunder shall be construed as a waiver.  In the event that a provision of this Undertaking shall be determined to be unenforceable, because it is deemed by a competent court to be invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Undertaking did not contain the particular provision(s) held to be unenforceable.

4.4
In the event that the extent or duration of any obligation hereunder exceeds or extends the duration allowed by law, such obligation shall be deemed to be the maximum extent or duration allowed by law.

4.5
This Undertaking, its interpretation, validity and breach shall be governed by the laws of the State of Israel, without giving effect to the principles of conflicts of law. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Haifa, Israel with respect to any dispute or matter arising out of, or connected with, this Undertaking.

4.6	I hereby agree that the Company shall be entitled to notify any other party of my obligations hereunder.

4.7	The provisions of this undertaking shall survive the termination of the Agreement.

In witness whereof, I hereby affix my name and signature, on this 28 day of November, 2010.

__________________
Craig Shore